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                         CONSULTING AGREEMENT

          THIS AGREEMENT made as of the 26th day of February, 1996.

B E T W E E N :

          STRATFORD ACQUISITION CORP., a corporation incorporated pursuant to the laws of the State of Minnesota,

          (hereinafter referred to as "SAC")

          OF THE FIRST PART

          - and -

          BARRY ALTER, of 266 Applewood Road, Concord, Ontario, L4K
          4B4,

          (hereinafter referred to as "ALTER")

          OF THE SECOND PART.

          WHEREAS ALTER is in the business of providing consulting services to publicly traded companies for a fee;

          AND WHEREAS SAC is a publicly traded company which is desirous of retaining ALTER to provide consulting services to it for a fee on the terms and conditions hereinafter set out.

          NOW THEREFORE in consideration of the sum of Ten ($10.00) Dollars now paid by each party to the other, the receipt and sufficiency of which are hereby acknowledged, and the mutual covenants herein contained, the Parties agree as follows:

          1.   Service

          ALTER agrees to promote the interest and business of SAC to the international brokerage community on a best efforts basis.

          2. SAC agrees to compensate ALTER for his services as set out above and for his expenses by giving ALTER an option to purchase up to ONE HUNDRED THOUSAND (100,000) free trading common shares of SAC. ALTER may exercise the said option on a monthly basis by paying to SAC one-third (1/3) of the average closing trade price over the last three (3) trading days of the previous month. The said option will commence on March 1, 1996 and all options must be exercised on of before March 1, 1997. ALTER shall not exercise the said options in amounts greater than TEN THOUSAND (10,000) shares per month, provided if ALTER declines to exercise an option in any given month, the unexercised options will be cumulative and exercised at ALTER's discretion at any time prior to March 1, 1997.

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          3.   Representations and Warranties

          SAC hereby represents and warrants that all shares to be optioned by ALTER shall be free trading common shares without any liens or other encumbrances attached thereto.

          4.   General

          (a) This Agreement is made pursuant to the laws of the Province of Ontario and shall be construed, interpreted and enforced in accordance therewith.

          (b)  Time shall be of the essence of this agreement.

          (c) This agreement shall endure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrator, successors and assigns.

          (d) This agreement may be executed in one or more counterparts, each of which so executed shall constitute one and the same agreement.

          THE PARTIES hereto have executed this agreement as of the date first above written.

                              STRATFORD ACQUISITION CORP.

                              per: /s/ Arthur L. Smith, President

                              /s/ Barry Alter